CONFIDENTIAL DRAFT

INVESTORS:                                              MEDIA:
John Standley                                           Karen Rugen
(717) 214-8857                                          (717) 730-7766
Kevin Twomey
(717) 731-6540
or investor@riteaid.com

FOR IMMEDIATE RELEASE


                    RITE AID TO OFFER SENIOR SECURED NOTES

CAMP HILL, PA, April 14, 2003 - Rite Aid Corporation (NYSE, PCX: RAD) announced today that it is planning to offer $350 million of seven-year senior secured notes due 2010. Rite Aid intends to use the net proceeds from the offering to repay a portion of the term loan under its senior credit facility and for general corporate purposes, which may include capital expenditures and repayments or repurchases of its outstanding indebtedness.

The offering is part of a planned refinancing that includes the previously announced replacement of the company's senior credit facility with a new $2.0 billion senior credit facility that will consist of a $1.15 billion term loan and a $850 million revolving credit facility and will mature in April 2008. The offering is not contingent upon the consummation of the new credit facility which is subject to successful syndication and satisfaction of customary closing conditions.

The offering is subject to market and other customary conditions and is contingent upon the company obtaining consents to certain amendments to its senior credit and synthetic lease facilities and second priority collateral arrangements.

The notes due 2010 will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

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